EXHIBIT 4.1

SUBSCRIPTION FOR COMMON SHARES

(Section 2.3 Accredited Investor Exemption Pursuant to “National Instrument 45-106 – Prospectus and Registration Exemptions” –
Alberta and British Columbia Jurisdictions Only)

TO:	Deep Well Oil & Gas, Inc. (the "Corporation") Suite 700, 10150 – 100 Street Edmonton, Alberta T5J 0P6

The undersigned subscriber (the “Subscriber”) acknowledges that the Corporation is proceeding with an offering (“Offering”) of 45,111,778 common shares (“Common Shares”) for gross proceeds of $22,000,000. The undersigned Subscriber hereby tenders to the Corporation this subscription offer which, upon acceptance by the Corporation, will constitute an agreement of the Subscriber to subscribe for, take up, purchase and pay for and, on the part of the Corporation, to issue and sell to the Subscriber, the number of Common Shares set out below on the terms and subject to the conditions set out in this Subscription Agreement. Until the Closing of the Offering, all subscription funds shall be held in a non-interest bearing account of the Corporation. Upon Closing of the Offering, all of the subscription proceeds (net of expenses thereon) will be released to the Corporation. In the event the Offering does not close, any and all subscription proceeds will be returned to subscribers without interest, deduction or penalty. The Subscriber hereby acknowledges and agrees that the terms and conditions contained in the attached Schedule “A” form part of this Subscription Agreement and are incorporated herein by reference.

MP West Canada SAS		Number of Common Shares:

Name of Subscriber – please print		45,111,778

By:	/s/ Alain Torre	Aggregate Subscription Price:
Authorized Signature
$22,000,000 USD
President
Official Capacity or Title – please print

Date:	July 31, 2013	No. of Common Shares Currently Held:
0

(Please print name of individual whose signature appears above if different than the name of the Subscriber printed above.)		Register the Common Shares as set forth below: MP West Canada SAS

Subscriber's Address		Name

Facsimile Number		Address

Telephone Number E‑Mail Address		Address

ACCEPTANCE:  The Corporation hereby accepts the above subscription as of this __31__ day of ___July____, 2013 and the Corporation represents and warrants to the Subscriber that the representations and warranties made by the Corporation are true and correct in all material respects as of this date and that the Subscriber is entitled to rely thereon.

DEEP WELL OIL & GAS, INC.
By:	/s/ Curtis Sparrow, CFO

This is the first page of an agreement comprised of 15 pages (not including Exhibits).

SCHEDULE “A” - TERMS AND CONDITIONS OF SUBSCRIPTION FOR
COMMON SHARES OF DEEP WELL OIL & GAS, INC.

Definitions

In this Subscription Agreement:

(a)	“Closing” or “Closing Date” means the closing of the Offering on such other date or dates as may be agreed by the Corporation and the Subscriber;

(b)	“Common Share” means a common share in the capital stock of the Corporation;

(c)	“Corporation” means Deep Well Oil & Gas, Inc.;

(d)	“Farmout Agreement” means Farmout Agreement, dated July 31, 2013, among Northern Alberta Oil Ltd. and Deep Well Oil & Gas (Alberta) Ltd., as Farmor, and MP West Canada SAS, as Farmee;

(e)
“Governmental Authority” means any governmental department, commission, board, bureau, agency, court or other instrumentality, whether foreign or domestic, of any country, nation, republic, federation or similar entity or any state, county parish or municipality, jurisdiction or other political subdivision thereof or any self-regulatory organization;

(f)
“Laws” means any statutes, by-laws, rules, regulations, orders, ordinances, codes, treaties, decrees, judgments, awards or requirements, in each case of any Governmental Authority, and terms and conditions of any grant of approval, permission, authority or license of any Governmental Authority; and all policies, notices, guidelines, protocols or directions of any Governmental Authority which are binding on the Person referred to in the context in which it is used;

(g)
“Lien” means any charge, claim, community property interest, condition, encumbrance, equitable interest, lien, mortgage, option, pledge, security interest, indenture, hypothecation, deed of trust, right of first refusal, easement, security agreement, or restriction of any kind, including any restriction or limitation on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership;

(h)	“MI 51-105” means Multilateral Instrument 51-105 – Issuers Quoted in the U.S. Over-The-Counter Markets;

(i)	“NI 45-102” means National Instrument 45-102 - Resale of Securities;

(j)	“NI 45-106” means National Instrument 45-106 - Prospectus and Registration Exemptions;

(k)	“Offering” means the offering of Common Shares by the Corporation at USD $0.488 per Common Share;

(l)
“Person” means an individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization, other entity or government or any agency or political subdivision thereof;

(m)
“Prior Share Issuance Reservations” means all previously reserved share issuances including the ten percent (10%) of the issued and outstanding share capital which may be granted as options pursuant to the Corporation’s stock option plan.

(n)	“Securties” means the Common Shares;

(o)	“Subscriber” means the person or company identified as the Subscriber on the face page of this Subscription Agreement;

(p)	“Subscription Agreement” means this agreement, together with the exhibits attached hereto, as amended or supplemented from time to time;

(q)	“Subscription Price” means the aggregate subscription price paid by the Subscriber, being USD $22,000,000;

(r)
“Subsidiary” means each of Northern Alberta Oil Ltd. (formerly known as Mikwec Energy Canada Ltd.), incorporated under the Business Corporations Act (Alberta), Canada and Deep Well Oil & Gas (Alberta) Ltd., incorporated under the Business Corporations Act (Alberta), Canada;

(s)	“United States” means the United States of America, its territories and possessions, any state of the United States, and the District of Columbia;

(t)	“U.S. Person” means “U.S. person” as that term is defined in Regulation S under the U.S. Securities Act;

(u)	“U.S. Securities Act” means the United States Securities Act of 1933, as amended;

  Terms of the Offering

1.           The Subscriber hereby confirms its subscription for and agrees to take up the Common Shares as provided for on the initial page of this Subscription Agreement and delivers herewith a certified cheque, wire transfer or bank draft payable to the Corporation in the amount of the Subscription Price and authorizes the Corporation to release the said funds for use by the Corporation on Closing against delivery to the Subscriber of duly issued certificates representing the Common Shares subscribed for herein delivered to the Subscriber on or before November 30, 2013.

2.           The Subscriber acknowledges that the Common Shares subscribed for hereunder consist of a sale by the Corporation of 45,111,778 Common Shares of the Corporation for gross proceeds of USD $22,000,000.

3.           The Subscriber acknowledges that if the Offering does not close on any subscriptions received, the amounts received for subscriptions will be promptly returned by the Corporation to subscribers without interest, deduction or penalty.  The Common Shares offered are subject to acceptance by the Corporation and to rejection or allotment by the Corporation in whole or in part and the Corporation reserves the right to discontinue the Offering at any time without notice.

4.           The Subscriber acknowledges that this Subscription Agreement and the Exhibits hereto require the Subscriber to provide certain personal information to the Corporation.  Such information is being collected by the Corporation for the purposes of completing the Offering, which includes, without limitation, determining the Subscriber's eligibility to purchase the Common Shares under applicable securities legislation, preparing and registering certificates representing Common Shares to be issued to the Subscriber and completing filings required by any stock exchange or securities regulatory authority.  The Subscriber's personal information may be disclosed by the Corporation to: (a) stock exchanges or securities regulatory authorities, (b) the Corporation's registrar and transfer agent, and (c) any of the other parties involved in the Offering, including legal counsel, and may be included in record books in connection with the Offering.  By executing this Subscription Agreement, the Subscriber is deemed to be consenting to the foregoing collection, use and disclosure of the Subscriber's personal information.  The Subscriber also consents to the filing of copies or originals of any of the Subscriber's documents described in Section 13 hereof as may be required to be filed with any stock exchange or securities regulatory authority in connection with the transactions contemplated hereby.

5.           THE SUBSCRIBER FURTHER ACKNOWLEDGES THAT AN INVESTMENT IN THE COMMON SHARES MUST BE CONSIDERED SPECULATIVE AND IS SUBJECT TO A NUMBER OF RISK FACTORS.  THE SUBSCRIBER COVENANTS AND AGREES TO COMPLY WITH MI 51-105, NI 45-106, NI 45-102, THE U.S. SECURITIES ACT, APPLICABLE STATE SECURITIES LAWS AND ANY OTHER APPLICABLE SECURITIES LEGISLATION, RULES, REGULATIONS, ORDERS OR POLICIES CONCERNING THE PURCHASE, HOLDING OF, AND RESALE OF THE SECURITIES.  THE SECURITIES ARE SUBJECT TO RESALE RESTRICTIONS AND WILL BEAR A LEGEND TO THAT EFFECT.

6.           In addition to one manually signed, completed copy of this Subscription Agreement, the Subscriber will execute and deliver to the Corporation all other documentation as may be required by applicable securities legislation, rules, policy statements, and orders, including NI 45-106, to permit the issue and sale of the Common Shares.  The Subscriber acknowledges and agrees that any such documentation, when executed and delivered by the Subscriber, will form part of and will be incorporated into this Subscription Agreement with the same effect as if each constituted a representation and warranty or covenant of the Subscriber hereunder in favour of the Corporation, and the Subscriber consents to the filing of such documents and/or information contained in such documents as may be required to be filed with any securities or the regulatory authority in connection with the transactions contemplated hereby.

Representations, Warranties and Covenants by Subscriber

7.           The Subscriber represents, warrants and covenants to the Corporation (and acknowledges that the Corporation and its counsel are relying thereon) both at the date hereof and at the Closing Date that:

(a)
the Subscriber has been independently advised as to restrictions with respect to trading in the Common Shares imposed by applicable securities legislation, confirms that no representation has been made to it by or on behalf of the Corporation with respect thereto, acknowledges that it is aware of the characteristics of the Common Shares, the risks relating to an investment therein and of the fact that it may not be able to resell the Securities except in accordance with limited exemptions under applicable securities legislation and regulatory policy, including MI 51-105, NI 45-102 and the U.S. Securities Act until expiry of the applicable restricted period and compliance with the other requirements of applicable law; and the Subscriber agrees that any certificates representing the Securities, and all certificates issued in exchange therefor or in substitution thereof, will bear a legend indicating that the resale of such Securities is restricted; and

(b)
the Subscriber has not received or been provided with, nor has it requested, nor does it have any need to receive, any offering memorandum, or any other document (other than an annual report, annual information form, interim report, information circular or any other continuous disclosure document, the content of which is prescribed by statute or regulation) describing the business and affairs of the Corporation which has been prepared for delivery to, and review by, prospective purchasers in order to assist it in making an investment decision in respect of the Common Shares; and

(c)
the Subscriber has been afforded the opportunity (i) to ask such questions as it deemed necessary of, and to receive answers from, representatives of the Corporation concerning the terms and conditions of the offering of the Common Shares and (ii) to obtain such additional information which the Corporation possesses or can acquire without unreasonable effort or expense that the Subscriber considered necessary in connection with its decision to invest in the Common Shares; and

(d)	this Subscription Agreement is made unconditionally as a result of the Subscriber’s desire to participate in the future development of the Corporation; and

(e)
the Subscriber is purchasing as principal and it knows that it is purchasing the Common Shares pursuant to an exemption under NI 45-106 and, as a consequence, is restricted from using most of the civil remedies available under applicable securities legislation, may not receive information that would otherwise be required to be provided to it under applicable securities legislation, and the Corporation is relieved from certain obligations that would otherwise apply under applicable securities legislation; and

(i)
if a resident of Alberta, the Subscriber is a resident in or otherwise subject to the applicable securities laws of Alberta and it is an "accredited investor" as such term is defined in NI 45-106 promulgated under the Securities Act (Alberta) and has concurrently executed and delivered a Representation Letter in the form attached as Exhibit 1 to this Subscription Agreement; or

(ii)
if a resident of British Columbia, the Subscriber is a resident in or otherwise subject to the applicable securities laws of British Columbia and it is an "accredited investor" as such term is defined in NI 45-106 promulgated under the Securities Act (British Columbia) and has concurrently executed and delivered a Representation Letter in the form attached as Exhibit 1 to this Subscription Agreement; and

(f)
if the Subscriber is resident in any jurisdiction not referred to in Subsection 7(e) above: (a) the purchase of the Common Shares does not contravene any of the applicable laws in the Subscriber’s jurisdiction of residence and does not trigger (i) any obligation to prepare and file a prospectus, an offering memorandum or similar document, or any other ongoing reporting requirements with respect to such purchase or otherwise, or (ii) any registration or other obligation on the part of the Corporation; (b) the sale of the Common Shares as contemplated in the Subscription Agreement complies with or is exempt from applicable securities legislation of the Subscriber’s jurisdiction of residence and the Subscriber will provide such evidence of compliance with all such matters as the Corporation may request; (c) the Subscriber will comply with the provisions of Section 5 and Subsection 7(a) as if they were a resident of Alberta or British Columbia; and (d) and notwithstanding that the Subscriber is not a resident of Alberta or British Columbia, it is an "accredited investor" as such term is defined in NI 45-106 promulgated under the Securities Act (Alberta) and/or the Securities Act (British Columbia) and has concurrently executed and delivered a Representation Letter in the form attached as Exhibit 1 to this Subscription Agreement; and

(g)
the Subscriber has concurrently properly completed, executed and delivered a Risk Acknowledgement Form in the form attached as Exhibit 2 to this Subscription Agreement, which the Corporation is relying upon for determining the sale of securities of the Corporation to the Subscriber in a manner exempt from the registration requirements of the applicable securities laws, which form is true and correct both as of the date of execution of this Subscription Agreement and as at Closing; and

(h)	no person has made to the Subscriber any written or oral representations:

(i)	that any person will resell or repurchase any of the Securities;

(ii)	that any person will refund the purchase price of any of the Securities;

(iii)	as to the future price or value of any of the Securities; or

(iv)	that any of the Securities will be listed and posted for trading on a stock exchange or that application has been made to list and post any of the Securities for trading on a stock exchange; and

(i)
the Subscriber has not received or been provided with, nor has it requested, nor does it have any need to receive, any offering memorandum, disclosure document or any other document describing the business and affairs of the Corporation in order to assist the Subscriber in making an investment decision in respect of the Securities; and

(j)
the issuance of the Common Shares was not accompanied by any form of general solicitation, including but not limited to any advertisement in printed public media, radio, television or telecommunications, including electronic display, such as from the Internet.  The decision to execute this Subscription Agreement and to subscribe for the Common Shares has not been based upon any verbal or written representation or understanding as to fact or otherwise made by or on behalf of the Corporation not otherwise contained in this Subscription Agreement and the Subscriber has no understandings to the contrary; and.

(k)
the Subscriber has no knowledge of a “material fact” or “material change” (as those terms are defined by applicable securities legislation) in respect of the affairs of the Corporation that has not been generally disclosed to the public, other than knowledge relating directly to its subscription for the Common Shares; and the Corporation may complete additional financings in the future, and such future financings may have a dilutive effect on then-current security holders of the Corporation, including the Subscriber; and

(l)
the Corporation may complete additional financings in the future, and such future financings may have a dilutive effect on then-current security holders of the Corporation, including the Subscriber; and

(m)
it is aware that the Securities have not been and will not be registered under the U.S. Securities Act or any state securities laws, and that the Securities may not be offered or sold in the United States or to, or for the account or benefit of, a U.S. Person without registration under the U.S. Securities Act and all applicable state securities laws or compliance with the requirements of an exemption or exclusion from such registration requirements and acknowledges that the Corporation has no present intention of filing a registration statement under the U.S. Securities Act in respect of the Securities; and

(n)
the Common Shares have not been offered to the Subscriber in the United States, this Subscription Agreement has not been executed by or on behalf of the Subscriber in the United States, and the Subscriber has not otherwise placed its order to purchase the Securities from within the United States; and

(o)	it is not a U.S. Person and is not purchasing the Common Shares on behalf of, or for the account or benefit of, a U.S. Person or a person in the United States; and

(p)
the Subscriber undertakes and agrees that it will not offer or sell the Securities unless such securities are registered under the U.S. Securities Act and the securities laws of all applicable states of the United States, or an exemption or exclusion from such registration requirements is available, and further that it will not resell the Securities except in accordance with the provisions of applicable securities legislation, regulations, rules, policies and orders and stock exchange rules; and

(q)	it will not engage in hedging transactions with regard to the Securities except in compliance with the U.S. Securities Act; and

(r)
it understands and acknowledges that the Corporation must, and the Corporation hereby agrees to,  refuse to register any transfer of the Securities not made in accordance with an available exemption or exclusion from the registration requirements of the U.S. Securities Act or pursuant to registration under the U.S. Securities Act; and

(s)
if the Subscriber is a “distributor” (as defined in Regulation S under the U.S. Securities Act) or is an “affiliate” (as defined in Rule 405 under the U.S. Securities Act) of a distributor or is acting on behalf of a distributor, (i) it agrees that it will not offer or sell the Securities during the one year period after the completion of the distribution of the Common Shares (the “Distribution Compliance Period”) to a U.S. Person or for the account or benefit of a U.S. Person (other than a distributor), and (ii) if it sells Securities to another distributor, a dealer (as defined in Section 2(a)(12) of the U.S. Securities Act) or a person receiving a selling concession fee or other remuneration, during the Distribution Compliance Period, the Subscriber agrees that it will send a written confirmation or other notice to the purchaser stating that the purchaser is subject to the same restrictions on offers and sales that apply to a distributor and setting forth the restrictions on offers and sales of Securities within the United States or to, or for the account or benefit of, U.S. Persons; and

(t)
if any Securities are being sold pursuant to Rule 144 under the U.S. Securities Act, the United States restrictive legend may be removed from the certificates representing the Securities by delivering to the Corporation a written opinion of counsel, of recognized standing reasonably satisfactory to the Corporation, to the effect that the legend is no longer required under applicable requirements of the U.S. Securities Act or state securities laws; and

(u)
if a corporation, partnership, unincorporated association or other entity, it has the legal capacity to enter into and be bound by this Subscription Agreement and further certifies that all necessary approvals of directors, shareholders or otherwise have been given and obtained; and

(v)	if an individual, it is of the full age of majority and is legally competent to execute this Subscription Agreement and take all action pursuant hereto; and

(w)
it acknowledges that the net subscription proceeds (gross proceeds less expenses, including legal fees which have not been paid by the Corporation), will be immediately releasable to the Corporation on the Closing Date or later closing dates, as the case may be; and

(x)	this Subscription Agreement has been duly and validly authorized, executed and delivered by and constitutes a legal, valid, binding and enforceable obligation of the Subscriber; and

(y)
the entering into of this Subscription Agreement and the transactions contemplated hereby will not result in a violation of any of the terms and provisions of any law applicable to it, or any of its constating documents, or of any agreement to which the Subscriber is a party or by which it is bound; and

(z)
in the case of a subscription by the Subscriber for Common Shares acting as agent for a disclosed principal, it is duly authorized to execute and deliver this Subscription Agreement and all other necessary documentation in connection with such subscription on behalf of such principal and this Subscription Agreement has been duly authorized, executed and delivered by or on behalf of, and constitutes a legal, valid and binding agreement of, such principal; and

(aa)
the Subscriber has such knowledge in financial and business affairs as to be capable of evaluating the merits and risks of the Subscriber’s investment and the Subscriber, or, where the Subscriber is acting as agent for a disclosed principal, each beneficial purchaser, is able to bear the economic risk of loss of the Subscriber’s entire investment in the Common Shares; and

(bb)
except for the representations and warranties made by the Corporation herein, it has relied solely upon publicly available information relating to the Corporation and not upon any verbal or written representation as to fact or otherwise made by or on behalf of the Corporation and acknowledges that the Corporation's counsel are acting as counsel to the Corporation and not as counsel to the Subscriber; and

(cc)
the Subscriber understands that Common Shares are being offered for sale only on a "private placement" basis and that the sale and delivery of the Common Shares is conditional upon such sale being exempt from the requirements as to the filing of a prospectus or delivery of an offering memorandum or upon the issuance of such orders, consents or approvals as may be required to permit such sale without the requirement of filing a prospectus or delivering an offering memorandum and, as a consequence (i) it is restricted from using most of the civil remedies available under applicable securities legislation; (ii) it may not receive information that would otherwise be required to be provided to it under applicable securities legislation; and (iii) the Corporation is relieved from certain obligations that would otherwise apply under applicable securities legislation; and

(dd)
if required by applicable securities legislation, regulations, rules, policies or orders, NI 45-106, or by any securities commission, stock exchange or other regulatory authority, the Subscriber will execute, deliver, file and otherwise assist the Corporation in filing, such reports, undertakings and other documents with respect to the issue of the Common Shares (including, without limitation, a completed and duly executed Representation Letter, attached as Exhibit 1); and

(ee)	the Subscriber will not resell the Securities except in accordance with the provisions of applicable securities legislation and stock exchange rules, if applicable, in the future; and

(ff)
the Subscriber deals at arm's length with the Corporation within the meaning of the Income Tax Act (Canada) and will continue to deal at arm's length with the Corporation at all times which are relevant for this Subscription Agreement; and

(gg)
none of the funds the Subscriber is using to purchase the Common Shares are, to the knowledge of the Subscriber, proceeds obtained or derived, directly or indirectly, as a result of illegal activities; and

(hh)
the funds representing the total Subscription Price which will be advanced by the Subscriber to the Corporation hereunder will not represent proceeds of crime for the purposes of the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) (the "PCMLA") ”) or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (the “Patriot Act”) and the Subscriber acknowledges that the Corporation may in the future be required by law to disclose the Subscriber's name and other information relating to this Subscription Agreement and the Subscriber's subscription hereunder pursuant to the PCMLA or the Patriot Act; and

(ii)
to the best of its knowledge, the subscription funds to be provided by the Subscriber (i) have not been or will not be derived from or related to any activity that is deemed criminal under the law of Canada, the United States of America, or any other jurisdiction, and (ii) are not being tendered on behalf of a person or entity who has not been identified to the Subscriber and the Subscriber shall promptly notify the Corporation if the Subscriber discovers that any of such representations cease to be true, and to provide the Corporation with appropriate information in connection therewith;

(jj)
the Subscriber acknowledges that it has been encouraged to and should obtain independent legal, income tax and investment advice with respect to its subscription for these Common Shares and accordingly, has been independently advised as to the meanings of all terms contained herein relevant to the Subscriber for purposes of giving representations, warranties and covenants under this Subscription Agreement; and

(kk)
the Subscriber understands and acknowledges that the Corporation intends to use a significant portion of the proceeds of the Offering to declare and pay a cash dividend to holders of the Corporation’s common stock as of the record date for the payment of such dividend, and that the Subscriber will not be entitled to receive any of such dividend in respect of the Common Shares being acquired hereunder.

Representations, Warranties and Covenants of the Corporation

8.           The Corporation hereby represents, warrants and covenants to the Subscriber as of the date hereof that:

(a)
Corporate Organization; Good Standing; Qualification.  The Corporation and each Subsidiary is an entity duly formed, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite entity power and authority to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted.  Each of the Corporation and each Subsidiary is duly qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business transacted by it or the character of the properties owned or leased by it requires such licensing or qualification;

(b)
Subsidiaries.  The Corporation owns, directly or indirectly, 100% of the equity interests in each Subsidiary and does not own or control, directly or indirectly, any interest in any other Person, other than the Subsidiaries.  The Corporation or its applicable Subsidiary has good and valid title to all of the equity interests owned by it in any Subsidiary, free and clear of any Liens or any rights of first refusal, rights of first offer, or similar rights of any Person to acquire or restrict the transfer of such equity interests.  There are no equity interests of any such Subsidiary issued, reserved for issuance or outstanding;

(c)	Capitalization.

(i)
On the date hereof, the authorized capital stock of the Corporation consists of 600,000,000 Common Shares.  Except for 180,447,113 issued and outstanding Common Shares, 72,992,855 Common Shares reserved for issuance upon exercise of outstanding warrants (the “Warrants”), and 7,550,000 Common Shares reserved for issuance upon exercise of outstanding options (the “Options”), there are no other equity interests in the Corporation issued, reserved for issuance or outstanding other than those Common Shares which are reserved according to the Company’s Stock Option Plan for Directors and Managers which limits the total number of options which can be granted under the plan to 10% of the issued and outstanding shares;

(ii)
There is not outstanding any option, warrant, right (contingent or other, including conversion, exchange, participation, right of first refusal, co-sale or preemptive rights) or agreement for the purchase or acquisition from the Corporation or any Subsidiary of any of its or their equity interests or any options, warrants or rights convertible into or exchangeable for any such equity interests, other than pursuant to this Subscription Agreement, the Options and the Warrants.  Except as contemplated by this Subscription Agreement or the Farmout Agreement, the Options and the Warrants, there is no agreement by the Corporation or any Subsidiary of the Corporation to issue equity interests, subscriptions, warrants, options, convertible or exchangeable securities or other such rights or to distribute to holders of its or their equity securities any evidence of indebtedness or asset.  Except as contemplated by this Subscription Agreement and the Farmout Agreement: (i) none of the Corporation or any of the Subsidiaries is a party or subject to any agreement, and there is no agreement between or among any holders of the Corporation’s or any of the Subsidiaries’ equity interests relating to the acquisition or disposition of any security or to voting or giving written consents with respect to any security or matter relating to the Corporation or such Subsidiary; (ii) none of the Corporation or any of the Subsidiaries has any agreement (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity interests or other securities or any interest therein or to pay any dividend or make any other accrual or distribution in respect thereof; and (iii) no Person is entitled to any preemptive or similar right with respect to the issuance of any equity interests or other securities of the Corporation or any of the Subsidiaries; and

(iii)
All of the outstanding shares of capital stock of the Corporation have been duly and validly issued and are fully paid and non-assessable, and were issued in accordance with the registration or qualification requirements of the U.S. Securities Act and any relevant state securities laws or pursuant to valid exemptions therefrom.  Upon issuance, sale and delivery as contemplated by this Subscription Agreement, the Common Shares will be duly authorized, validly issued, fully paid and non-assessable, and free and clear of any and all security interests, pledges, liens, charges, claims, options, restrictions on transfer, preemptive or similar rights, proxies and voting or other agreements, or other encumbrances of any nature whatsoever, except for those provided for herein or in the Farmout Agreement and other than restrictions on transfer imposed by federal or state securities laws;

(d)
Authorization.  The Corporation has the requisite corporate power and authority to execute, deliver and perform its obligations under this Subscription Agreement and in the Farmout Agreement.  The execution and delivery of this Subscription Agreement and the Farmout Agreement by the Corporation and the performance by the Corporation of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of the Corporation.  No corporate or stockholder action is necessary to authorize such execution, delivery and performance of this Subscription Agreement and the Farmout Agreement.  Upon execution and delivery, this Subscription Agreement and the Farmout Agreement shall constitute the legal, valid, binding and enforceable obligation of the Corporation, enforceable against the Corporation in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally, and by general principles of equity;

(e)
No Conflicts. The execution, delivery and performance by the Corporation of this Subscription Agreement and the Farmout Agreement, and the consummation of the transactions contemplated hereby and thereby, including the issuance of the Common Shares, do not, and will not, (a) except as would not reasonably be expected to result in a Material Adverse Effect, conflict with, or result in a violation of, any provision of any law, ordinance, permit, concession, grant, franchise, statute, rule or regulation or any judgment, ruling, order, writ, injunction or decree applicable to the Corporation or any of the Subsidiaries or any of their respective properties or assets, (b) conflict with or result in a violation of any provision of the organizational documents of the Corporation or the comparable organizational documents of any of the Subsidiaries, or (c) conflict with, result in a violation or breach of, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of, any Lien on any property or asset of the Corporation or the Subsidiaries or in any obligation by the Corporation or the Subsidiaries to purchase or redeem, or offer to purchase or redeem, any capital stock or other securities of the Corporation or the Subsidiaries, under any material contract filed as exhibits to the Corporation SEC Reports (as defined herein) to which the Corporation or any of the Subsidiaries is a party or by which the Corporation or any of the Subsidiaries or any of their respective properties may be bound. Except for those already obtained and except for customary post-closing securities law filing, there are no consents, waivers and approvals under any such material contracts required to be obtained by the Corporation or any of the Subsidiaries in connection with the Corporation’s entering into this Subscription Agreement or the Farmout Agreement or the consummation of the transactions contemplated hereby or thereby, including the issuance of the Common Shares;

(f)	Reports and Financial Statements.

(i)
Since September 30, 2012, the Corporation has filed with the U.S. Securities and Exchange Commission (the “SEC”) all forms, registration statements, reports, schedules and statements and other documents (including exhibits thereto) required to be filed by it under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including pursuant to Section 13(a) or 15(d) of the Exchange Act (such forms, reports, schedules, statements and other documents, in each case, as amended, supplemented or superseded, being hereinafter referred to as the “Corporation SEC Reports”).  Each Corporation SEC Report, including the documents incorporated by reference in each of them, at the time filed (i) contained, in all material respects, all information required to be included in it, (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (iii) complied in all material respects with all applicable requirements of the Exchange Act.  As of the date hereof, none of the Corporation SEC Reports, nor any registration statement filed under the U.S. Securities Act, is, to the knowledge of the Corporation, the subject of any ongoing SEC review, outstanding SEC comment or outstanding SEC investigation; and

(ii)
The audited consolidated financial statements and unaudited interim financial statements of the Corporation included in the Corporation SEC Reports (i) have been prepared from, and are in accordance with, the books and records of the Corporation and the Subsidiaries, (ii) when filed, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (iii) have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) in effect at the applicable times applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, for normal year-end adjustments that are not material in amount or scope to the extent permitted by the SEC on Form 10-Q, Form 8-K or any like form under the Exchange Act), and (iv) present fairly, in all material respects, the financial position of the Corporation and the Subsidiaries as at the dates thereof and the results of their operations and cash flow for the periods then ended subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments;

(g)
Absence of Certain Developments.  Since September 30, 2012, except as identified and described in the Corporation SEC Reports (excluding any disclosures set forth in any risk factors section or forward-looking statements contained therein):

(i)	the Corporation and each of the Subsidiaries have conducted, in all material respects, its businesses in the ordinary course, consistent with past practice;

(ii)
there has not been an effect, change, event, occurrence, condition, circumstance or development that individually or in the aggregate was or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities, prospects, properties or results of operations of the Corporation and the Subsidiaries, taken as a whole (a “Material Adverse Effect”); and

(iii)	there has not been:

(A)
any incurrence by the Corporation or any of the Subsidiaries of indebtedness or other liability for borrowed money which, individually or together with all such other indebtedness, exceeds $5,000,000; or

(B)	grants of any material security interest in any material assets of the Corporation or any of the Subsidiaries;

(h)
Compliance; Permits.  Each of the Corporation and the Subsidiaries has all material franchises, permits, licenses, authorizations, consents, approvals, certificates, registrations and other rights and privileges from Governmental Authorities that it is required to have in order to own, lease and otherwise hold its properties and assets and to conduct its business as presently conducted (collectively, “Permits”), except to the extent that the failure to have a Permit would not be reasonably expected to have a Material Adverse Effect.  All Permits held by the Corporation or any Subsidiary are valid and in full force and effect.  None of the Corporation or any of the Subsidiaries has received any written communication that any Governmental Authority intends to cancel or terminate any Permit required to enable it to own, lease or otherwise hold its properties and assets or to conduct its business as presently conducted.  Neither the Corporation nor any of the Subsidiaries is in violation of any Law applicable to the Corporation or any of the Subsidiaries, except as would not reasonably be expected to have a Material Adverse Effect and except as disclosed in the Corporation SEC Reports.  Other than as disclosed in the Corporation SEC Reports and other than as would not be reasonably be expected to have a Material Adverse Effect, there are no claims or proceedings pending or, to the Corporation’s knowledge, threatened against the Corporation or any Subsidiary relating to non-compliance with or liability under any Law, and neither the Corporation nor any of the Subsidiaries has received any notice, demand letter or written request for information from any Governmental Authority or Person, or entered into any judgment, decision, order, writ, charge, injunction, stipulation, ruling, decree or award, relating to actual or alleged non-compliance with or liability under any Law.  Except as would not be reasonably expected to have Material Adverse Effect, neither the Corporation nor any of the Subsidiaries is in violation, breach or default (with or without notice or lapse of time or both) of any judgment, decree, order, writ, statute, laws, ordinances, governmental rules or regulations to which it is subject, including, without limitation, any provision of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, Laws or regulations relating to the environment or to occupational health and safety, and no material expenditures are or will be required in order to cause its current operations or properties to comply with any such law, ordinances, governmental rules or regulations. The Corporation and each of the Subsidiaries is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002;

(i)
Litigation.  Except for the legal proceedings disclosed in the Corporation SEC Reports, there are no claims, actions, suits, inquiries, judicial or administrative proceedings or arbitrations pending or, to the knowledge of the Corporation, threatened against the Corporation, any of the Subsidiaries or any of their respective assets by or before any arbitrator or Governmental Authority, nor are there any reviews or investigations relating to the Corporation, any of the Subsidiaries or any of their respective assets pending, or to the knowledge of the Corporation, threatened by or before any arbitrator or Governmental Authority, in each case that would reasonably be expected to have a Material Adverse Effect; and

(j)
Absence of Undisclosed Liabilities.  Neither the Corporation nor any of the Subsidiaries has any debt, obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due, whether or not known to the Corporation) arising out of any transaction entered into at or prior to the Closing, or any act or omission at or prior to the Closing, or any state of facts existing at or prior to the Closing, including taxes with respect to or based upon the transactions or events occurring at or prior to the Closing, and including, without limitation, unfunded past service liabilities under any pension, profit sharing or similar plan, except for (a) liabilities disclosed in the financial statements contained in the Corporation SEC Reports and (b) liabilities incurred in the usual and ordinary course of business consistent with past practice since September 30, 2012.

Registration Rights

9.           If the Corporation proposes to register, pursuant to any registration rights agreement (a “Registration Rights Agreement”), for shareholders other than the Subscriber, any of its Common Shares or other equity securities (or securities convertible into equity securities) under the U.S. Securities Act in connection with the public offering of such securities solely for cash (other than a registration on Form S-8, Form S-4 or Form F-4), the Corporation will, at all such times, promptly give the Subscriber written notice of such proposed registration.  Upon the written request of the Subscriber, given within 20 days after the mailing of such notice by the Corporation, the Corporation will, subject to the provisions of applicable Registration Rights Agreements, use its commercial best efforts to cause a registration statement covering all of the (i) Common Shares being acquired hereunder and (ii) Warrant Shares that each such holder has requested to be registered to become effective under the U.S. Securities Act.  Only to the extent they apply to “piggy back” registrations, such registration shall also be subject to the other provisions of each applicable Registration Rights Agreement.  For greater certainty, (i) such registration shall not be subject to any provisions of any Registration Rights Agreement that are applicable only to “demand” registrations, and (ii) the Subscriber acknowledges that except as contemplated by this Section, the Corporation is under no obligation hereunder to register any of its securities or to complete any offering of its securities it proposes to make, and the Corporation will therefore incur no liability (including any penalties that may be incurred under a Registration Rights Agreement) to the Subscriber for its failure to register any of its securities or to complete any offering of its securities.

Notice

10.           Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered by hand delivery, facsimile transmission, other means of electronic communication or (provided that the mailing party does not know and should not reasonably have known of any disruption or anticipated disruption of postal service which might affect delivery of the mail) by registered mail (postage prepaid), to:

(a)	in the case of the Subscriber, to the address appearing on the first page of this Subscription Agreement; and

(b)	in the case of the Corporation, to the address appearing in Section 16 of this Subscription Agreement,

or at such other address as the party to which such notice or other communication is to be given has last notified the party giving the same in the manner provided in this paragraph.

Closing

11.           The Subscriber agrees to deliver to the Corporation, not later than 4:30 p.m. (Edmonton time) on the Closing Date:

(a)	this duly completed and executed Subscription Agreement;

(b)
a certified cheque, wire transfer or bank draft payable to Parlee McLaws LLP in Trust re: Deep Well Oil & Gas, Inc. for the Subscription Price of the Common Shares subscribed for under this Subscription Agreement;

(c)	the applicable Representation Letter as follows:

(i)	if the Subscriber is an “accredited investor” in Alberta a fully completed and duly executed Representation Letter, attached as Exhibit 1 hereto; or

(ii)	if the Subscriber is an “accredited investor” in British Columbia a fully completed and duly executed Representation Letter, attached as Exhibit 1 hereto; or

(iii)	if the Subscriber is purchasing Common Shares pursuant to Subsection 7(f) a fully completed and duly executed Representation Letter, attached as Exhibit 1 hereto; and

(d)	a completed and duly signed Risk Acknowledgement Form in the form attached as Exhibit 2 hereto.

12.           The purchase and sale of the Common Shares pursuant to this Subscription Agreement will be completed at the offices of the Corporation’s solicitors, Parlee McLaws LLP, in Edmonton, Alberta on the Closing Date or such other place or time as the Corporation decides in its sole discretion.  On the Closing Date, the Corporation shall receive all completed subscription agreements, including this Subscription Agreement, and the Subscription Price against delivery by the Corporation of the certificates representing the Common Shares.

13.           The Corporation shall be entitled to rely on delivery of a facsimile copy of executed subscriptions, and acceptance by the Corporation of such facsimile subscriptions shall be legally effective to create a valid and binding agreement between the Subscriber and the Corporation in accordance with the terms hereof.

14.           The obligations of the parties to complete the purchase and sale of the Common Shares pursuant to this Subscription Agreement is conditioned upon the execution of the Farmout Agreement by each of the parties thereto.

General

15.           The Subscriber agrees that the representations, warranties and covenants of the Subscriber herein will be true and correct both as of the execution of this Subscription Agreement and as of the Closing Date and will survive the completion of the issuance of the Common Shares.  The representations, warranties and covenants of the Subscriber herein are made with the intent that they be relied upon by the Corporation and its counsel in determining the eligibility of a purchaser of Common Shares and the Subscriber agrees to indemnify the Corporation, including its respective affiliates, shareholders, directors, officers, partners, employees, advisors and agents, against all losses, claims, costs, expenses and damages or liabilities which any of them may suffer or incur which are caused or arise from a breach thereof.  The Subscriber undertakes to immediately notify the Corporation at Suite 700, 10150 – 100 Street, Edmonton, Alberta, T5J 0P6, Attention: Curtis Sparrow (Fax Number: (780) 409-8146), of any change in any statement or other information relating to the Subscriber set forth herein which takes place prior to the Closing Date.

16.           The obligations of the parties hereunder are subject to acceptance of the terms of the Offering by any required regulatory authority.

17.           The Subscriber acknowledges and agrees that all costs incurred by the Subscriber (including any fees and disbursements of any special counsel retained by the Subscriber) relating to the purchase of the Common Shares by the Subscriber shall be borne by the Subscriber.

18.           The contract arising out of this Subscription Agreement and all documents relating thereto shall be governed by and construed in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein.  The parties irrevocably attorn to the exclusive jurisdiction of the courts of the Province of Alberta.

19.           Time shall be of the essence hereof.

20.           This Subscription Agreement represents the entire agreement of the parties hereto relating to the subject matter hereof and there are no representations, covenants or other agreements relating to the subject matter hereof except as stated or referred to herein.

21.           The terms and provisions of this Subscription Agreement shall be binding upon and enure to the benefit of the Subscriber and the Corporation and their respective heirs, executors, administrators, successors and assigns; provided that, except for the assignment by a Subscriber who is acting as agent to a beneficial disclosed purchaser and as otherwise herein provided, this Subscription Agreement shall not be assignable by any party without prior written consent of the other parties.

22.           The Subscriber, on its own behalf and, if applicable, on behalf of others for whom it is contracting hereunder, agrees that this subscription is made for valuable consideration and may not be withdrawn, cancelled, terminated or revoked by the Subscriber, on its own behalf and, if applicable, on behalf of others for whom it is contracting hereunder.

23.           Neither this Subscription Agreement nor any provision hereof shall be modified, changed, discharged or terminated except by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought.

24.           The invalidity, illegality or unenforceability of any provision of this Subscription Agreement shall not affect the validity, legality or enforceability of any other provision hereof.

25.           The Subscriber acknowledges and agrees that acceptance of this Subscription Agreement will be conditional, among other things, upon the sale of Common Shares to the Subscriber being exempt from any prospectus and offering memorandum requirements of all applicable securities laws.  The Corporation will be deemed to have accepted this Subscription Agreement upon the delivery on the Closing Date of the certificates representing the Common Shares to or upon the direction of the Subscriber in accordance with the provisions hereof.

26.           The headings used in this Subscription Agreement have been inserted for convenience of reference only and shall not affect the meaning or interpretation of this Subscription Agreement or any provision hereof.

27.           The covenants, representations and warranties of the parties contained herein shall survive the Closing of the transactions contemplated hereby.

28.           Each party shall from time to time do such further acts and execute and deliver such further documents as shall be reasonably required in order to fully perform and carry out the terms of this Subscription Agreement.

29.           In this Subscription Agreement, words importing the singular include the plural and vice versa and words importing persons include firms or corporations.

30.           This Subscription Agreement may be executed in any number of counterparts with the same effect as if all parties to this Subscription Agreement had signed the same document and all counterparts will be construed together and constitute one and the same instrument.

31.           All notices hereunder will be in writing and addressed to the party for whom it is intended at the address indicated herein.  Either party may by notice to the other party change its address for service.  Any notice personally delivered will be deemed to have been given or made on the date it was actually delivered, or if sent by facsimile, will be deemed to have been given or made on the business day next following the date upon which it was transmitted.

32.           In this Subscription Agreement references to "$" are to United States (“USD”) dollars unless stated otherwise.

Exhibit 1

REPRESENTATION LETTER

(FOR ALBERTA AND/OR BRITISH COLUMBIA ACCREDITED INVESTORS OR ACCREDITED INVESTORS TO WHOM SUBSECTION 8(f) APPLIES)

TO:	DEEP WELL OIL & GAS, INC. (the "Corporation")

In connection with the purchase of commons shares of the Corporation ("Common Shares") by the undersigned subscriber or, if applicable, the principal on whose behalf the undersigned is purchasing as agent (the "Subscriber" for the purposes of this Exhibit 1), the Subscriber hereby represents, warrants, covenants and certifies to the Corporation (and acknowledges that the Corporation and its counsel are relying thereof) that:

1.	The Subscriber is resident in Alberta or British Columbia or is subject to the laws of the Province of Alberta or British Columbia;

2.
The Subscriber, unless it is a person or company described in paragraph (q) in the attached Appendix "A" that is deemed pursuant to the provisions of section 2.3(5) of National Instrument 45-106 entitled "Prospectus and Registration Exemptions" to be purchasing as principal, is purchasing the Units as principal for its own account and not for the benefit of any other person;

3.
The Subscriber is an "accredited investor" within the meaning of National Instrument 45-106 entitled "Prospectus and Registration Exemptions" by virtue of satisfying the indicated criterion as set out in Appendix "A" to this Representation Letter; and

4.	Upon execution of this Exhibit 1 by the Subscriber, this Exhibit 1 shall be incorporated into and form a part of the Subscription Agreement.

Dated: July 31, 2013

MP WEST CANADA SAS
Print name of Subscriber

	By:	/s/ ALAIN TORRE
Signature

ALAIN TORRE
Print name of Signatory (if different from Subscriber)

PRÉSIDENT
Title

IMPORTANT:  PLEASE INITIAL THE APPROPRIATE PARAGRAPH(S) ON APPENDIX "A"

APPENDIX "A"
to Exhibit 1

Accredited Investor - (defined in NI 45-106) means:

(a) a Canadian financial institution or a Schedule III bank; or

(b) the Business Development Bank of Canada incorporated under the Business Development Bank of Canada Act (Canada); or

(c)        a subsidiary of any person referred to in paragraphs (a) or (b), if the person owns all of the voting securities of the subsidiary, except the voting securities required by law to be owned by directors of that subsidiary; or

(d)        a person registered under the securities legislation of a jurisdiction of Canada as an adviser or dealer, other than a person registered solely as a limited market dealer under one or both of the Securities Act (Ontario) or the Securities Act (Newfoundland and Labrador); or

(e) an individual registered or formerly registered under the securities legislation of a jurisdiction of Canada as a representative of a person referred to in paragraph (d); or

(f) the Government of Canada or a jurisdiction of Canada, or any crown corporation, agency or wholly owned entity of the Government of Canada or a jurisdiction of Canada; or

(g)        a municipality, public board or commission in Canada and a metropolitan community, school board, the Comité de gestion de la taxe scolaire de l'île de Montreal or an intermunicipal management board in Québec; or

(h) any national, federal, state, provincial, territorial or municipal government of or in any foreign jurisdiction, or any agency of that government; or

(i)         a pension fund that is regulated by either the Office of the Superintendent of Financial Institutions (Canada) or a pension commission or similar regulatory authority of a jurisdiction of Canada; or

(j)         an individual who, either alone or with a spouse, beneficially owns financial assets having an aggregate realizable value that before taxes, but net of any related liabilities, exceeds $1,000,000 (Canadian); or

(k)        an individual whose net income before taxes exceeded $200,000 (Canadian) in each of the 2 most recent calendar years or whose net income before taxes combined with that of a spouse exceeded $300,000 (Canadian) in each of the 2 most recent calendar years and who, in either case, reasonably expects to exceed that net income level in the current calendar year; or

(l) an individual who, either alone or with a spouse, has net assets of at least $5,000,000 (Canadian); or

(m)       a person, other than an individual or investment fund, that has net assets of at least $5,000,000 (Canadian) as shown on its most recently prepared financial statements and such person was not created or used solely to purchase or hold securities as an “accredited investor”; or

(n)       an investment fund that distributes or has distributed its securities only to:

(i) a person that is or was an accredited investor at the time of the distribution;

(ii) a person that acquires or acquired securities in the circumstances referred to in sections 2.10 and 2.19 of NI 45-106; or

(iii) a person described in paragraph (n)(i) or (ii) that acquires or acquired securities under section 2.18 of NI 45-106; or

(o)       an investment fund that distributes or has distributed securities under a prospectus in a jurisdiction of Canada  for which the regulator, or in Québec, the securities regulatory authority, has issued a receipt; or

(p)       a trust company or trust corporation registered or authorized to carry on business under the Trust and Loan Companies Act (Canada) or under comparable legislation in a jurisdiction of Canada or a foreign jurisdiction, acting on behalf of a fully managed account managed by the trust company or trust corporation, as the case may be; or

(q)       a person acting on behalf of a fully managed account managed by that person, if that person

(i) is registered or authorized to carry on business as an adviser or the equivalent under the securities legislation of a jurisdiction of Canada or a foreign jurisdiction; and

(ii) in Ontario, is purchasing a security that is not a security of an investment fund; or

(r)        a registered charity under the Income Tax Act (Canada) that, in regard to the trade, has obtained advice from an eligibility adviser or an adviser registered under the securities legislation of the jurisdiction of the registered charity to give advice on the securities being traded; or

(s) an entity organized in a foreign jurisdiction that is analogous to any of the entities referred to in paragraphs (a) to (d) or paragraph (i) in form and function; or

AT
(t)         a person in respect of which all of the owners of interests, direct, indirect, or beneficial, except the voting securities required by law to be owned by directors, are persons that are “accredited investors” (as defined in NI 45-106); or

(u) an investment fund that is advised by a person registered as an adviser or a person that is exempt from registration as an adviser; or

(v) a person that is recognized or designated by the securities regulatory authority or, except in Ontario and Québec, the regulator as an “accredited investor” (as defined in NI 45-106).

NOTE:  The investor must initial beside the applicable portion of the above definition.

For the purposes hereof:

(a)	"affiliate" - An issuer is an “affiliate” of another issuer if

(i)	one of them is the subsidiary of the other, or

(ii)	each of them is controlled by the same person;

(b)	"bank" means a bank named in Schedule I or II of the Bank Act (Canada);

(c)	"Canadian financial institution" means

(i)	an association governed by the Cooperative Credit Associations Act (Canada) or a central cooperative credit society for which an order has been made under section 473(1) of that Act; or

(ii)
a bank, loan corporation, trust company, trust corporation, insurance company, treasury branch, credit union, caisse populaire, financial services cooperative, or league that, in each case, is authorized by an enactment of Canada or a jurisdiction of Canada to carry on business in Canada or a jurisdiction of Canada;

(d)	"control person" means

(i)	for Alberta,

A.
a person or company who holds a sufficient number of the voting rights attached to all outstanding voting securities of an issuer to affect materially the control of the issuer, and if a person or company holds more than 20% of the voting rights attached to all outstanding voting securities of an issuer, the person or company is deemed, in the absence of evidence to the contrary, to hold a sufficient number of the voting rights to affect materially the control of the issuer, or

B.
each person or company in a combination of persons or companies acting in concert by virtue of an agreement, arrangement, commitment or understanding, who holds in total a sufficient number of the voting rights attached to all outstanding voting securities of an issuer to affect materially the control of the issuer, and if a combination of persons or companies holds more than 20% of the voting rights attached to all outstanding voting securities of an issuer, the combination of persons or companies is deemed, in the absence of evidence to the contrary, to hold a sufficient number of the voting rights to affect materially the control of the issuer;

(ii)	for British Columbia, means

A.	a person who holds a sufficient number of the voting rights attached to all outstanding voting securities of an issuer to affect materially the control of the issuer, or

B.
each person in a combination of persons, acting in concert by virtue of an agreement, arrangement, commitment or understanding, which holds in total a sufficient number of the voting rights attached to all outstanding voting securities of an issuer to affect materially the control of the issuer, and, if a person or combination of persons holds more than 20% of the voting rights attached to all outstanding voting securities of an issuer, the person or combination of persons is deemed, in the absence of evidence to the contrary, to hold a sufficient number of the voting rights to affect materially the control of the issuer;

(e)	"director" means

(i)	a member of the board of directors of a company or an individual who performs similar functions for a company, and

(ii)	with respect to a person that is not an company, an individual who performs functions similar to that of a director of a company;

(f)	"eligibility adviser" means:

(i)	a person that is registered as an investment dealer and authorized to give advice with respect to the type of security being distributed; and

(ii)
in Saskatchewan or Manitoba, also means a lawyer who is a practicing member in good standing with a law society of a jurisdiction of Canada or a public accountant who is a member in good standing of an institute or association of chartered accountants, certified general accountants or certified management accountants in a jurisdiction of Canada provided that the lawyer or public accountant must not

A.	have a professional, business or personal relationship with the issuer, or any of its directors, executive officers, founders or control persons, and

B.
have acted for or been retained personally or otherwise as an employee, executive officer, director, associate or partner of a person that has acted for or been retained by the issuer or any of its directors, executive officers, founders or control persons within the previous 12 months;

(g)
"EVCC" means an employee venture capital corporation that does not have a restricted constitution and is registered under Part 2 of the Employee Investment Act (British Columbia), R.S.B.C. 1996 c. 112, and whose business objective is making multiple investments;

(h)	"executive officer" means, for an issuer, an individual who is

(i)	a chair, vice-chair or president,

(ii)	a vice-president in charge of a principal business unit, division or function including sales, finance or production, or

(iii)	performing a policy-making function in respect of the issuer;

(i)	"financial assets" means

(i)	cash;

(ii)	securities; or

(iii)	a contract of insurance, a deposit or evidence of a deposit that is not a security for the purposes of securities legislation;

(j)	"foreign jurisdiction" means a country other than Canada or a political subdivision of a country other than Canada;

(k)	"founder" means, in respect of an issuer, a person who,

(i)	acting alone, in conjunction, or in concert with one or more persons, directly or indirectly, takes the initiative in founding, organizing or substantially reorganizing the business of the issuer, and

(ii)	at the time of the distribution or trade is actively involved in the business of the issuer;

(l)
"fully managed account" means an account of a client for which a person makes the investment decisions if that person has full discretion to trade in securities for the account without requiring the client's express consent to a transaction;

(m)	"jurisdiction" means a province or territory of Canada except when used in the term "foreign jurisdiction";

(n)	"individual" means

(i)	for Alberta, a natural person, but does not include

A.	a partnership, unincorporated association, unincorporated syndicate, unincorporated organization or a trust, or

B.	a natural person in the person's capacity as trustee, executor, administrator or other legal representative;

(ii)	for British Columbia, a natural person, but does not include

A.	a partnership, unincorporated association, unincorporated syndicate, unincorporated organization or trust, or

B.	a natural person in the person's capacity as a trustee, executor, administrator or personal or other legal representative;

(o)	"investment fund" means a mutual fund or a non-redeemable investment fund, and, for greater certainty in British Columbia, includes an EVCC and a VCC;

(p)	"non-redeemable investment fund" means an issuer,

(i)	whose primary purpose is to invest money provided by its securityholders,

(ii)	that does not invest,

A.	for the purpose of exercising or seeking to exercise control of an issuer, other than an issuer that is a mutual fund or a non-redeemable investment fund, or

B.	for the purpose of being actively involved in the management of any issuer in which it invests, other than an issuer that is a mutual fund or a non-redeemable investment fund, and

(iii)	that is not a mutual fund;

(q)	"person" includes

(i)	an individual;

(ii)	a corporation;

(iii)	a partnership, trust, fund and an association, syndicate, organization or other organized group of persons, whether incorporated or not; and

(iv)	an individual or other person in that person's capacity as a trustee, executor, administrator or personal or other legal representative;

(r)	"related liabilities" means

(i)	liabilities incurred or assumed for the purpose of financing the acquisition or ownership of financial assets; or

(ii)	liabilities that are secured by financial assets;

(s)	"Schedule III bank" means an authorized foreign bank named in Schedule III of the Bank Act (Canada):

(t)	"securities legislation" means

(i)	for Alberta, the Securities Act (Alberta) and the regulations and rules under such Act and the blanket rulings and orders issued by the securities regulatory authority;

(ii)	for British Columbia, the Securities Act (British Columbia) and the regulations, rules and forms under such Act and the blanket rulings and orders issued by the securities regulatory authority;

(iii)	for other Canadian jurisdictions, such other statutes and instruments as are listed in Appendix B of National Instrument 14-101 – Definitions;

(u)	"securities regulatory authority" means

(i)	for Alberta, the Alberta Securities Commission;

(ii)	for British Columbia, the British Columbia Securities Commission;

(iii)	for other Canadian jurisdictions, means the securities regulatory authority as listed in Appendix C of National Instrument 14-101 – Definitions;

(v)	"spouse" means, an individual who,

(i)	is married to another individual and is not living separate and apart within the meaning of the Divorce Act (Canada), from the other individual; or

(ii)	is living with another individual in a marriage-like relationship, including a marriage-like relationship of individuals of the same gender; or

(iii)	in Alberta, is an individual referred to in paragraph (i) or (ii) or is an adult interdependent partner within the meaning of the Adult Interdependent Relationships Act (Alberta);

(w)	"subsidiary" means an issuer that is controlled directly or indirectly by another issuer and includes a subsidiary of that subsidiary; and

(x)
"VCC" means a venture capital corporation registered under Part 1 of the Small Business Venture Capital Act (British Columbia), R.S.B.C. 1996 c. 429 whose business objective is making multiple investments.

Meaning of Control:

A person ("first person") is considered to "control" another person ("second person") if:

(i)
the first person beneficially owns or directly or indirectly, exercises control or direction over securities of the second person carrying votes which, if exercised, would entitle the first person to elect a majority of the directors of the second person, unless that first person holds the voting securities only to secure an obligation; or

(ii)	the second person is a partnership, other than a limited partnership, and the first person holds more than 50% of the interests of the partnership; or

(iii)	the second person is a limited partnership and the general partner of the limited partnership is the first person.

Exhibit 2

RISK ACKNOWLEDGEMENT FORM

Risk Acknowledgement under Alberta Securities Commission Blanket Order 31-505 and British Columbia Securities Commission BCI 32-513 Registration Exemption for
Trades in Connection with Certain Prospectus-Exempt Distributions Pursuant to
National Instrument 31-103

Name of Issuer:      Deep Well Oil & Gas, Inc.

Name of Seller:       Deep Well Oil & Gas, Inc.

I acknowledge that

•   the person selling me these securities is not registered with a securities regulatory authority and is prohibited from telling me that this investment is suitable for me;

•   the person selling me these securities does not act for me;

•   this is a risky investment and I could lose all my money; and,

•   I am investing entirely at my own risk.

MP WEST CANADA SAS
July 31, 2013	Per:	Alain Torre, President
Date	Signature of Purchaser

MP WEST CANADA SAS
Print name of Purchaser

Deep Well Oil & Gas, Inc.
Name of salesperson acting on behalf of seller

Sign two copies of this document.  Keep one copy for your records.

National Instrument 45-106 Prospectus and Registration Exemptions may require you to sign an additional risk acknowledgement form.

If you want advice about the merits of this investment and whether these securities are a suitable investment for you, contact a registered adviser or dealer.

(Corporation’s Copy)